Exhibit (a)(1)(C)
Offer to Purchase
All Outstanding Shares of Common Stock
of

THESEUS PHARMACEUTICALS, INC.

A Delaware corporation
at
A Cash Amount per Share between $3.90 and $4.05, Consisting of a Base Price Per Share of $3.90 and
an Additional Price Per Share of up to $0.15, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon Receipt of Proceeds from Any Disposition of CVR Products Within 180 Days of the Closing Date and the Realization of Certain Specified Potential Cost Savings
Within 180 Days of the Closing Date, as Described in the CVR Agreement

Pursuant to the Offer to Purchase

Dated January 9, 2024
by

CONCENTRA MERGER SUB II, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

TANG CAPITAL PARTNERS, LP

TANG CAPITAL MANAGEMENT, LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.
EASTERN TIME ON FEBRUARY 7, 2024, UNLESS THE OFFER IS EXTENDED
OR EARLIER TERMINATED.

January 9, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Concentra Merger Sub II, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Theseus Pharmaceuticals, Inc., a Delaware corporation (“Theseus”), for: (i) $3.90 per Share in cash, (ii) an additional amount of cash of up to $0.15 per Share (such amount as finally determined pursuant to the Agreement and Plan of Merger, dated as of December 22, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Theseus, Parent and Purchaser) and (iii) one non-transferable contractual contingent value right for each Share (each, a “CVR”), all upon the terms and subject to the conditions described in the Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. After careful consideration, the Theseus board of directors (the “Theseus Board”) have duly and unanimously: (i) determined that the terms of Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to and in the best interests of Theseus and the Theseus’ stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Theseus of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time (as defined in the Offer to Purchase), and (iv) resolved to recommend that Theseus’ stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Theseus’ willingness to enter into the Merger Agreement and the CVR Agreement (as defined in the Offer to Purchase), Tang Capital Partners, LP, a Delaware limited partnership (“TCP”) (“Guarantor”) and sole member of Parent, delivered to Theseus a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Theseus, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $177,614,912, plus certain enforcement costs, under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined in the Offer to Purchase), plus certain enforcement costs, under the CVR Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer.
The Offer is not subject to any financing conditions. Certain conditions to the Offer are described in Section 13 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	The Offer to Purchase;
2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	A return envelope addressed to the Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”) for your use only.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire one minute after 11:59 p.m., Eastern time, on February 7, 2024, unless the Offer is extended or earlier terminated.
For Shares to be properly tendered pursuant to the Offer, the share certificates (if any) or confirmation of receipt of such Shares under the procedure for book-entry transfer through The Depository Trust Company (“DTC”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent, all in accordance with the Offer to Purchase and the Letter of Transmittal.
Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Paying Agent and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Surviving Corporation (as defined in the Offer to Purchase) will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
Broadridge Corporate Issuer Solutions, LLC
Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary and Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:

Morrow Sodali LLC
430 Park Avenue
14th Floor
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: THRX@investor.morrowsodali.com